CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Form 8-K of Secure Computing Corporation of our report dated March 29, 1996 relating to the consolidated financial statements of Border Network Technologies Inc. for the year ended December 31, 1995, which appears in the Proxy Statement of Secure Computing Corporation dated August 5, 1996, which is incorporated by reference in the Current Report on Form 8-K of Secure Computing Corporation dated September 12, 1996.



/s/ Price Waterhouse

Chartered Accountants

Toronto, Ontario
September 12, 1996